Exhibit 99.1

The New York Times Company Reports 2015 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--February 4, 2016--The New York Times Company (NYSE: NYT) announced today fourth-quarter 2015 diluted earnings per share from continuing operations of $.31 compared with $.22 in the same period of 2014. Adjusted diluted earnings per share from continuing operations (defined below) were $.37 in the fourth quarter of 2015 compared with $.26 in the fourth quarter of 2014.

Operating profit grew to $87.7 million in the fourth quarter of 2015 compared with $62.4 million in the same period of 2014, driven by broad cost savings. Adjusted operating profit (defined below) was $117.7 million in the fourth quarter of 2015 compared with $103.9 million in the fourth quarter of 2014.

For the full year of 2015, the Company had an operating profit of $136.6 million compared with $91.9 million in 2014, with the increase mainly driven by lower costs, including decreased severance expense, partially offset by an increased pension settlement charge in 2015. Adjusted operating profit in 2015 was $289.0 million compared with $256.3 million in 2014.

“We ended the year with a solid quarter, with strong growth in adjusted operating profit and digital advertising and consumer revenue, and the addition of 53,000 net new paid digital-only subscribers, the largest number of new subscribers in a quarter in three years,” said Mark Thompson, president and CEO, The New York Times Company. “We also succeeded in significantly reducing our costs.

“Overall, 2015 was a year of progress across the business. From the launch of virtual reality, continued growth in T Brand Studio, enhancement of mobile ad products, reimagined print sections and the delivery of consistently excellent journalism, we laid the groundwork for continued digital growth.”

Comparisons
Unless otherwise noted, all comparisons are for the fourth quarter of 2015 to the fourth quarter of 2014. Discontinued operations in 2014 include post-sale adjustments related to the New England Media Group (NEMG), which was sold in 2013.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

Fourth-quarter 2015 results included the following special item:

  A $4.4 million ($2.6 million after tax or $.02 per share) charge for a partial withdrawal obligation under a multiemployer pension plan.

Fourth-quarter 2014 results included the following special items:

  A $9.2 million ($5.9 million after tax or $.04 per share) impairment charge related to the Company’s investment in a joint venture.
  An $11.5 million ($.07 per share) income tax benefit primarily due to a reduction in the Company’s reserve for uncertain tax positions.

The Company had severance costs of $2.7 million ($1.6 million after tax or $.01 per share) and $9.4 million ($5.6 million after tax or $.03 per share) in the fourth quarters of 2015 and 2014, respectively.

Results from Continuing Operations

Revenues
Total revenues for the fourth quarter of 2015 were $444.7 million, flat compared to the same quarter in 2014. Circulation revenues increased 1.3 percent, while advertising revenues declined 1.3 percent and other revenues were flat.

Circulation revenues rose as revenues from the Company’s digital subscription initiatives and the 2015 increase in home-delivery prices at The New York Times more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscription products increased 13.3 percent to $50.4 million in the fourth quarter and 13.8 percent to $192.7 million for the full year of 2015 compared with the fourth quarter and full year of 2014, respectively.

Paid subscribers to the Company’s digital-only subscription products totaled approximately 1,094,000 as of the end of the fourth quarter of 2015, a net increase of 53,000 subscribers compared to the end of the third quarter and a 20 percent increase compared to the end of the fourth quarter of 2014.

Fourth-quarter print advertising revenue decreased 6.6 percent while digital advertising revenue increased 10.6 percent. Digital advertising revenue was $69.9 million, or 34.1 percent of total Company advertising revenues, compared with $63.2 million, or 30.5 percent, in the fourth quarter of 2014.

For the full year of 2015, print advertising revenue decreased 8.0 percent while digital advertising revenue increased 8.2 percent. Digital advertising revenue was $197.1 million in 2015 compared with $182.2 million in 2014.

Operating Costs
Operating costs decreased 7.7 percent in the fourth quarter of 2015 to $352.7 million from $382.3 million in the fourth quarter of 2014. Costs declined mainly as a result of efficiencies in print production and distribution as well as declines in severance, depreciation, amortization and raw materials costs. Adjusted operating costs decreased 4.1 percent to $326.9 million.

Non-operating retirement costs, which exclude special items, decreased to $7.5 million from $11.2 million in the fourth quarter, driven by lower pension interest expense as well as lower retiree medical costs. The exhibits in this release include the detail of those expenses.

Raw materials costs decreased to $20.2 million from $24.4 million in the fourth quarter due to lower newsprint prices and volume declines.

Other Data

Interest Expense, net
Interest expense, net decreased to $8.0 million in the fourth quarter of 2015 from $12.0 million in the fourth quarter of 2014 due to a lower level of debt outstanding as a result of the repayment, at maturity, of the Company’s 5.0 percent senior notes in the first quarter of 2015 and an increase in dividend income from investments.

Income Taxes
The Company had income tax expense of $28.0 million in the fourth quarter of 2015 and $8.7 million in the fourth quarter of 2014. The increase was primarily due to an increase in income from continuing operations in the fourth quarter of 2015 and the reduction in the Company’s reserve for uncertain tax positions in the fourth quarter of 2014.

The Company had income tax expense of $33.9 million for the full year of 2015 and an income tax benefit of $3.5 million for the full year of 2014. The increase was primarily due to an increase in income from continuing operations in 2015 and the reduction in the Company’s reserve for uncertain tax positions in 2014.

Liquidity
As of December 27, 2015, the Company had cash and marketable securities of approximately $904.6 million (excluding restricted cash of approximately $28.7 million primarily to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $431.2 million.

Share repurchases totaled $23.9 million in the fourth quarter and $69.8 million for the full year of 2015. As of February 2, 2016, repurchases totaled $83.0 million and $18.1 million remained under the Company’s current repurchase authorization.

Capital Expenditures
Capital expenditures totaled approximately $10 million in the fourth quarter of 2015 and approximately $29 million for the full year of 2015.

Outlook
Total circulation revenues in the first quarter of 2016 are expected to increase at a rate similar to that of the fourth quarter of 2015.

Total advertising revenues in the first quarter of 2016 are expected to decrease between 2-4 percent compared with the first quarter of 2015.

Operating costs and adjusted operating costs are each expected to increase in low-single digits the first quarter of 2016 compared with the first quarter of 2015.

The Company expects the following on a pre-tax basis in 2016:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $35 million to $40 million, and
  Capital expenditures: approximately $45 million.

Conference Call Information
The Company’s fourth-quarter and full-year 2015 earnings conference call will be held on Thursday, February 4 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 10712552. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, February 11. The passcode is 10712552.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of circulation and advertising generated by the Company’s various markets and the development of the Company’s digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2014. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, international.nytimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share data)

	Fourth Quarter			Full Year
	2015	2014	% Change	2015	2014	% Change
Revenues
Circulation	$213,301	$210,555	1.3%	$845,504	$836,822	1.0%
Advertising(a)	204,846	207,632	-1.3%	638,709	662,315	-3.6%
Other(b)	26,539	26,496	0.2%	95,002	89,391	6.3%
Total revenues	444,686	444,683	*	1,579,215	1,588,528	-0.6%
Operating costs
Production costs	156,372	165,891	-5.7%	617,812	643,995	-4.1%
Selling, general and administrative costs	180,717	195,549	-7.6%	713,837	761,055	-6.2%
Depreciation and amortization	15,574	20,819	-25.2%	61,597	79,455	-22.5%
Total operating costs	352,663	382,259	-7.7%	1,393,246	1,484,505	-6.1%
Early termination charge (c)	—	—	*	—	2,550	*
Pension settlement charge(d)	—	—	*	40,329	9,525	*
Multiemployer pension withdrawal expense(e)	4,358	—	*	9,055	—	*
Operating profit	87,665	62,424	40.4%	136,585	91,948	48.5%
Loss from joint ventures(f)	(25)	(7,845)	-99.7%	(783)	(8,368)	-90.6%
Interest expense, net	7,955	11,970	-33.5%	39,050	53,730	-27.3%
Income from continuing operations before income taxes	79,685	42,609	87.0%	96,752	29,850	*
Income tax expense/(benefit)	28,006	8,685	*	33,910	(3,541)	*
Income from continuing operations	51,679	33,924	52.3%	62,842	33,391	88.2%
Loss from discontinued operations, net of income taxes(g)	—	(92)	*	—	(1,086)	*
Net income	51,679	33,832	52.8%	62,842	32,305	94.5%
Net loss attributable to the noncontrolling interest	14	1,043	-98.7%	404	1,002	-59.7%
Net income attributable to The New York Times Company common stockholders	$51,693	$34,875	48.2%	$63,246	$33,307	89.9%

Amounts attributable to The New York Times Company common stockholders:
Income from continuing operations	$51,693	$34,967	47.8%	$63,246	$34,393	83.9%
Loss from discontinued operations, net of income taxes	—	(92)	*	—	(1,086)	*
Net income	$51,693	$34,875	48.2%	$63,246	$33,307	89.9%

Average number of common shares outstanding:
Basic	162,179	150,779	7.6%	164,390	150,673	9.1%
Diluted	164,128	160,455	2.3%	166,423	161,323	3.2%

Basic earnings per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.32	$0.23	39.1%	$0.38	$0.23	65.2%
Loss from discontinued operations, net of income taxes	—	—	*	—	(0.01)	*
Net income	$0.32	$0.23	39.1%	$0.38	$0.22	72.7%

Diluted earnings per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.31	$0.22	40.9%	$0.38	$0.21	81.0%
Loss from discontinued operations, net of income taxes	—	—	*	—	(0.01)	*
Net income	$0.31	$0.22	40.9%	$0.38	$0.20	90.0%
Dividends declared per share	$0.04	$0.04	*	$0.16	$0.16	*

* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY FOOTNOTES (Dollars in thousands)

(a)	The following table summarizes the fourth-quarter and full-year 2015 advertising revenues by category:
		2015
		Fourth Quarter	% Change vs. 2014	Full Year	% Change vs. 2014
	Display	$185,282	-3.6%	$579,153	-4.6%
	Classified	8,489	-0.3%	34,544	-5.8%
	Other advertising	11,075	58.6%	25,012	33.1%
	Total advertising	$204,846	-1.3%	$638,709	-3.6%

(b)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income, NYT Live business, e-commerce and the Crossword product.

(c)	In the first quarter of 2014, the Company recorded a $2.6 million charge for the early termination of a distribution agreement.

(d)

In the first quarter of 2015 and the second quarter of 2014, the Company recorded pension settlement charges of $40.3 million and $9.5 million, respectively, in connection with lump sum payment offers to certain former employees.

(e)

During 2015, the Company recorded charges for partial withdrawal obligations under a multiemployer pension plan of $4.7 million in the first quarter of 2015 and $4.4 million in the fourth quarter of 2015.

(f)	Includes an impairment charge related to an investment in a joint venture that was recorded in the fourth quarter of 2014.

(g)	Discontinued operations in 2014 include post-sale adjustments related to NEMG, which was sold in 2013.

THE NEW YORK TIMES COMPANY RECONCILIATION OF NON-GAAP INFORMATION (Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Fourth Quarter			Full Year
	2015	2014	% Change	2015	2014	% Change
Diluted earnings per share from continuing operations	$0.31	$0.22	40.9%	$0.38	$0.21	81.0%
Add:
Severance	0.01	0.03	-66.7%	0.03	0.13	-76.9%
Non-operating retirement costs	0.03	0.04	-25.0%	0.12	0.13	-7.7%
Special items:						*
Early termination charge	—	—	*	—	0.01	*
Reduction in uncertain tax positions	—	(0.07)	*	—	(0.13)	*
Pension settlement charge	—	—	*	0.14	0.04	*
Multiemployer pension plan withdrawal expense	0.02	—	*	0.03	—	*
Impairment charge	—	0.04	*	—	0.04	*
Adjusted diluted earnings per share from continuing operations (1)	$0.37	$0.26	42.3%	$0.71	$0.43	65.1%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful

THE NEW YORK TIMES COMPANY RECONCILIATION OF NON-GAAP INFORMATION (continued) (Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Fourth Quarter			Full Year
	2015	2014	% Change	2015	2014	% Change
Operating profit	$87,665	$62,424	40.4%	$136,585	$91,948	48.5%
Add:
Depreciation & amortization	15,574	20,819	-25.2%	61,597	79,455	-22.5%
Severance	2,686	9,420	-71.5%	7,035	36,082	-80.5%
Non-operating retirement costs	7,454	11,190	-33.4%	34,383	36,697	-6.3%
Special items:
Early termination charge	—	—	*	—	2,550	*
Pension settlement charge	—	—	*	40,329	9,525	*
Multiemployer pension plan withdrawal expense	4,358	—	*	9,055	—	*
Adjusted operating profit	$117,737	$103,853	13.4%	$288,984	$256,257	12.8%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Fourth Quarter			Full Year
	2015	2014	% Change	2015	2014	% Change
Operating costs	$352,663	$382,259	-7.7%	$1,393,246	$1,484,505	-6.1%
Less:
Depreciation & amortization	15,574	20,819	-25.2%	61,597	79,455	-22.5%
Severance	2,686	9,420	-71.5%	7,035	36,082	-80.5%
Non-operating retirement costs	7,454	11,190	-33.4%	34,383	36,697	-6.3%
Adjusted operating costs	$326,949	$340,830	-4.1%	$1,290,231	$1,332,271	-3.2%

Components of non-operating retirement costs (1)

	Fourth Quarter			Full Year
	2015	2014	% Change	2015	2014	% Change
Pension:
Interest cost	$21,124	$23,593	-10.5%	$84,596	$94,897	-10.9%
Expected return on plan assets	(28,822)	(28,460)	1.3%	(115,261)	(113,839)	1.2%
Amortization and other costs	9,358	8,297	12.8%	41,523	31,338	32.5%
Non-operating pension costs	1,660	3,430	-51.6%	10,858	12,396	-12.4%
Other postretirement benefits:
Interest cost	729	772	-5.6%	2,794	3,722	-24.9%
Amortization and other costs	1,288	3,694	-65.1%	5,197	7,299	-28.8%
Non-operating other postretirement benefits costs	2,017	4,466	-54.8%	7,991	11,021	-27.5%
Expenses associated with multiemployer pension plan withdrawal obligations	3,777	3,294	14.7%	15,534	13,280	17.0%
Total non-operating retirement costs	$7,454	$11,190	-33.4%	$34,383	$36,697	-6.3%
(1) Components of non-operating retirement costs do not include special items
* Represents a change equal to or in excess of 100% or not meaningful.

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Harlan Toplitzky, 212-556-7775
harlan.toplitzky@nytimes.com